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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         AMERITRADE HOLDING CORPORATION
                   (FORMERLY ARROW STOCK HOLDING CORPORATION)


         1. First. The name of the corporation is Ameritrade Holding Corporation (the "Corporation").

         2. Second. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

         3. Third. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

         4. Fourth.

                  a. The total number of shares of capital stock which the Corporation shall have authority to issue is six-hundred fifty million (650,000,000) shares of common stock, at $.01 par value per share, and one-hundred million (100,000,000) shares of preferred stock, at $.01 par value per share.

                  b. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of preferred stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof.

         5. Fifth.

                  a. Special meetings of the stockholders, for any purpose or purposes, shall be called by the Secretary of the Corporation at the request in writing delivered to the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation by stockholders owning 25% or more of the outstanding shares of common stock of the Corporation. Any special meeting so requested shall be held on such date, at such time and for such

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                           purpose or purposes as shall be set forth in the
                           request; provided, that the request shall be delivered not less than sixty and not more than ninety days before the date of the meeting. Special meetings of the stockholders, for any purpose or purposes, also may be called by the Chairman of the Board or the Chief Executive Officer and shall be called by the Secretary of the Corporation at the direction of a majority of the directors of the Corporation.

                  b. The stockholders of the Corporation may act by written consent in the manner now or hereafter prescribed by the DGCL.

         6. Sixth.

                  a. The number of directors which shall constitute the whole Board of Directors of the Corporation shall be nine (9).

                  b. The directors shall be divided into three classes, of three directors each, designated as Class I, Class II and Class III.

                  c. The term of the Class I directors shall expire at the annual meeting of stockholders of the Corporation in 2003 and every third year thereafter. The term of the Class II directors shall expire at the annual meeting of stockholders of the Corporation in 2004 and every third year thereafter. The term of the Class III directors shall expire at the annual meeting of stockholders of the Corporation in 2005 and every third year thereafter.

                  d. The holders of a majority of the shares of outstanding common stock of the Corporation may remove directors of the Corporation at any time:

                             (i)    with cause; and

                            (ii)    until the Termination Date, without cause.

                  e. Notwithstanding any provisions in the Corporation's By-laws, until the Termination Date, one or more Significant Stockholders who collectively own at least 5% of the Corporation's outstanding common stock, if any, may nominate persons for election to the Board of Directors (to the extent such Significant Stockholders are entitled to designate one or more directors under the terms of the Stockholders Agreement) to be voted upon by stockholders at any meeting of the stockholders without complying with any advance notice provisions in the certificate of incorporation or By-laws of the Corporation. Each person so nominated will not be ineligible to be nominated or elected to the Board of Directors by virtue of a failure to comply with any such advance notice provisions.

                  f. The following terms have the following meanings for purposes of this Article 6:

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                                    "Significant Stockholder" means each
                           stockholder that is a party to the Stockholders Agreement and its permitted assigns under the terms thereof.

                                    "Stockholders Agreement" means the
                           Stockholders Agreement dated as of April 6, 2002 (as may be amended from time to time) by and among Arrow Stock Holding Corporation and the stockholders named therein, a copy of which will be provided to any stockholder of the Corporation upon written request.

                                    "Termination Date" means the date when no
                           party to the Stockholders Agreement has the right to designate a director to the Board of Directors of the Corporation pursuant to the terms of the Stockholders Agreement as may be determined by the Board of Directors of the Corporation, such determination to be certified by an officer of the Corporation and to be provided to any stockholder of the Corporation upon written request.

         7. Seventh.

                  a. A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as it may from time to time be amended, or any successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit.

                  b. The Corporation shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by the DGCL, any person who is or was a party, or is or was threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the sole discretion of the Board of Directors of the Corporation, may so indemnify a person who is or was a party, or is or was threatened to be made a party, to any such action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, that the Corporation shall be required to indemnify a director or officer of the Corporation in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors of the Corporation. Such indemnification is not

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                           exclusive of any other right to indemnification
                           provided by the DGCL or otherwise. The right to indemnification conferred by this Article 7(b) shall be deemed to be a contract between the Corporation and each person entitled to the benefits referred to herein.

                  c. No amendment or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

         8. Eighth. No director or stockholder, in such capacity, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation, the Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities undertaken by such directors or stockholders, and such investments or activities shall not be deemed wrongful or improper, and no director or stockholder shall be obligated to present any such investment opportunity to the Corporation even if such opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation (so long as such investment, activity or opportunity did not arise by virtue of the director being a member of the Board of Directors, an officer or an employee of the Corporation, or the stockholder having a representative on the Board of Directors). The provisions of this Article 8 shall in no way limit or eliminate a director's or stockholder's duties, responsibilities and obligations with respect to any proprietary information of the Corporation, including the duty to not disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit. Except as otherwise set forth in this
Article 8, this Article 8 shall not limit or eliminate the fiduciary duties of any director or otherwise be deemed to exculpate any director from any breach of his or her fiduciary duties to the Corporation. No amendment or repeal of this
Article 8 shall apply to or have any effect on the liability or alleged liability of any director or stockholder of the Corporation for or with respect to any investments, activities or opportunities of which such director or stockholder becomes aware prior to such amendment or repeal.

         9. Ninth. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under
Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may by, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been


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made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         10. Tenth. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation.

         11. Eleventh. The Corporation reserves the right to amend, alter, change, add to or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred herein upon stockholders of the Corporation are granted subject to this reservation.









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